EXHIBIT 10.3

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FORM OF

COCHLEAR IMPLANT BUSINESS

PURCHASE AND SALE AGREEMENT

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among

BOSTON SCIENTIFIC CORPORATION,

BOSTON SCIENTIFIC SCIMED, INC.,

ADVANCED BIONICS CORPORATION

and

ADVANCED BIONICS HOLDING CORPORATION

Dated as of August 9, 2007

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

EXHIBITS

A	Assignment of Leases
B	Assumption Agreement
C	Bill of Sale and Assignment Agreement
D	Cochlear Patent Assignment
E	Cochlear Trademark Assignment
F	Company-Seller Auditory IP Cross License Agreement
G	LLC Agreement
H	Calculation of Operating Income Amount
I	Scimed IP License Agreement
J	Press Release
K	Answers to Frequently Asked Questions

TABLE OF CONTENTS (continued)

SCHEDULES

1.01(a)	Assigned Names and Marks
1.01(b)	Excluded Mann Affiliates
1.01(c)	Leased Real Property
1.01(d)	Parent Designated Affiliates
1.01(e)(i)	Invention Disclosures
1.01(e)(ii)	Patents
1.01(f)	Permits
1.01(g)	Personal Property
1.01(h)	Transferred Contracts
1.01(i)	Transferred IP Agreements
1.01(j)	Transferred Subsidiaries
2.02(a)(xi)	Insurance Policy
2.02(a)(xviii)	Other Assets
2.04	Transferred Employees
4.06	Brokers—Parent, Scimed or Affiliates
4.07	Intellectual Property – Actions by Parent, Scimed or Certain Affiliates
5.03	Brokers—Purchaser
7.06(b)	Parent Neurostimulation Indications

This COCHLEAR IMPLANT BUSINESS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 9, 2007, is entered into by and among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Parent”), BOSTON SCIENTIFIC SCIMED, INC. (formerly known as Scimed Life Systems, Inc.), a Minnesota corporation and a wholly owned subsidiary of Parent (“Scimed”), ADVANCED BIONICS CORPORATION, a Delaware corporation and a wholly owned subsidiary of Scimed (the “Seller”), and ADVANCED BIONICS HOLDING CORPORATION, a California corporation (the “Purchaser”).

WHEREAS, Scimed owns all the issued and outstanding shares of common stock, par value $0.01 per share, of the Seller as a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 28, 2004 (the “Merger Agreement”; capitalized terms used herein but not defined herein have the meaning ascribed to such terms in the Merger Agreement), among Parent, Scimed, Claude Acquisition Corp., a Delaware corporation and a formerly wholly owned subsidiary of Scimed, the Seller, Bionics Trust (the “Trust”) and the Stockholders’ Representative as of the date thereof (the “Stockholders’ Representative”);

WHEREAS, as promptly as reasonably practicable upon request of the Purchaser after the date hereof, the Seller will form a wholly owned Delaware limited liability company with the name “Auditory Systems, LLC” (the “Company”) in the manner described herein, which will be operated pursuant to the terms of the LLC Agreement (as defined herein) and the Delaware Limited Liability Company Act;

WHEREAS, the Parties must undertake a substantial effort to separate the Transferred Assets (as defined herein) and prepare them to be transferred to the Company pursuant to this Agreement (including preparing for the transfer of the Seller’s manufacturing operations for IPG Products from the Seller’s Sylmar facility to the Seller’s new manufacturing facility in Valencia, California);

WHEREAS, at or prior to the Closing, in the manner described herein, the Seller will transfer the Transferred Assets to the Company and the Company will assume the Assumed Liabilities (as defined herein);

WHEREAS, at the Closing, the Seller will sell to the Purchaser a number of Membership Units in the Company representing 88% of the outstanding Membership Units of the Company (which 88% will represent 100% of the Class A Units, and the Purchaser will become the sole managing member of the Company (as of the Closing Date)) in exchange for $130,000,000 in cash.  The Purchaser will have sole authority to manage the business and affairs of the Company;

WHEREAS, immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser will own 100% of the Class A Units, constituting 88% of the Membership Units of the Company, and the Seller will own 100% of the Class B Units, constituting 12% of the Membership Units of the Company; and

WHEREAS, the Parties agree that no approval of the Executive Board is required to effect the transactions contemplated hereby because, among other things, the Persons who have the power to appoint the members of the Executive Board have approved the execution, delivery and performance of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.01  Certain Defined Terms.  For purposes of this Agreement:

“Accounts Payable Amount” means the accounts payable relating to the Transferred Businesses as of December 31, 2007 (calculated in a manner consistent with the calculation of accounts payable relating to the Transferred Businesses as reflected on the June 30, 2007, balance sheet of the Seller in respect of the Transferred Businesses), disregarding for purposes of this definition any accounts payable relating to Separation Costs (as defined in the Separation Agreement).

“Accounts Payable Target” means (a) $8,000,000 multiplied by (b) a quotient (i)  the numerator of which is the amount of accounts payable of the Transferred Businesses on December 31, 2007 as calculated by the Seller in a manner consistent with the calculation of accounts payable as reflected on the June 30, 2007, balance sheet of the Seller and (ii) the denominator of which is the amount of accounts payable of the Seller on December 31, 2007, (calculated in the same manner).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  Any reference to the Affiliates of any of the Seller Parties will not include the Company.  Any reference to an Affiliate of the Purchaser or the Company will not include the Excluded Mann Affiliates.

“Amendment Agreement” means that certain Amendment Agreement among the Seller Parties, the Trust and the Stockholders’ Representative, dated as of the date hereof.

“Ancillary Agreements” means the LLC Agreement, the Bill of Sale and Assignment Agreement, the Assignment of Leases, the Cochlear Patent Assignment, the Cochlear Trademark Assignment, the Assumption Agreement, the IP License Agreements and the Separation Agreement.

“Assigned Names and Marks” means all right, title and interest in and to the names set forth on Schedule 1.01(a) hereto, and all trademarks and similar marks owned by the Seller incorporating or associated with any of the foregoing also as set forth on Schedule 1.01(a).

“Assignment of Leases” means an Assignment of Leases to be executed by the Seller and the Company at the Closing with respect to the Leased Real Property, substantially in the form of Exhibit A.

“Assumption Agreement” means the Assumption Agreement to be executed by the Seller and the Company at the Closing, substantially in the form of Exhibit B.

“Bill of Sale and Assignment Agreement” means the Bill of Sale and Assignment Agreement to be executed by the Seller, the Parent Designated Affiliates and the Company at the Closing, substantially in the form of Exhibit C.

“Books and Records” means books, records, ledgers, files, documents, or other similar information (in any form or medium) including minute books, books of account and general financial and personnel records, including all customer lists, vendor lists, mailing lists, revenue records, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials and plates, accounting records, books of account, general, financial and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files of any type whatsoever (including those stored on computer disks or tapes or any other storage medium to the extent in the applicable Person’s possession); provided that this term shall not include any Tax records of the Seller (including any Tax Returns of the Seller Parties or their Affiliates).

“Business Day” means any weekday (i.e., Monday, Tuesday, Wednesday, Thursday or Friday) on which banks in The City of New York, Boston or Los Angeles are not required or authorized by Law to be closed.

“Claims” means demands, causes of action, Actions, rights of recovery, and rights of set-off, in each case, whether in law or equity based on any Law, private right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued.

“Class A Units” means the Class A Membership Units of the Company, as defined in the LLC Agreement.

“Class B Units” means the Class B Membership Units of the Company, as defined in the LLC Agreement.

“Closing Statements” means the Operating Income Amount Statement and the Working Capital Amounts Statement.

“Cochlear Patent Assignment” means the Cochlear Patent Assignment to be executed by the Seller and the Company at the Closing, substantially in the form of Exhibit D.

“Cochlear Trademark Assignment” means the Cochlear Trademark Assignment to be executed by the Seller and the Company at the Closing, substantially in the form of Exhibit E.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company-Seller Auditory IP Cross License Agreement” means the license to be executed between the Company and the Seller at the Closing, substantially in the form of Exhibit F.

“Company-Seller Drug Pump IP Cross License” has the meaning given such term in the Drug Pump Purchase Agreement.

“Contract” means any binding written or oral contract, agreement, arrangement, commitment or understanding.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise; provided that any reference to a Person controlled by any of the Seller Parties will not include the Company after the Closing Date. Any reference to a Person that controls the Purchaser or the Company will not include the Excluded Mann Affiliates.

“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes (excluding any corporate income Taxes imposed on the Seller in respect of the sale of the Transferred Assets pursuant to this Agreement).

“Copyrights” means the registered and unregistered copyrights in copyrightable works, and all other rights of authorship, renewal and revival, and all applications, registrations and renewals in connection therewith owned by the Seller or the Parent Designated Affiliates and Primarily used or held for use in the Transferred Business.

“Days of Sales Outstanding” means with respect to Trade Receivables the following:  (Trade Receivables divided by (2H 2007 Net Revenues multiplied by 2)) multiplied by 365, where “2H 2007 Net Revenues” means net revenues of the Transferred Businesses for the six month period ended on December 31, 2007 (calculated in a manner consistent with past practice of the Seller in respect of the Transferred Businesses).

“Drug Eluting Electrode Contracts” means (a) Research Development Agreement, dated as of June 26, 2007, by and among Parent and The Washington University on behalf of Alex N. Salt, Ph.D., (b) Consulting Agreement, dated June 13, 2007, between Alec N. Salt, Ph.D. and Parent, (c) Preclinical Laboratory Study Agreement, dated as of June 29, 2007, by and between Parent, University of Miami Ear Institute and Thomas Van De Water, Ph.D. and

(d) Laboratory Services Agreement, dated as of April 10, 2007, by and among Parent and Microbiology Research Associates, Inc.

“Drug Pump Purchase Agreement” means the Drug Pump Purchase and Sale Agreement dated as of the date hereof among Parent, Scimed, the Seller and the Purchaser.

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation pay, sick pay, incentive, deferred compensation, severance, termination, retention, change of control and other fringe, welfare or other employee benefit plans, programs, policies, agreements or arrangements (whether or not in writing) sponsored, maintained or contributed to by the Seller Parties for the benefit of or relating to any current or former employee, director or independent contractor of the Seller Parties.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance created by Parent, any of its Affiliates (other than the Seller or any of its Subsidiaries), or any employee of Parent or any of its Affiliates (other than the Seller or any of its Subsidiaries) in such Person’s capacity as an officer of the Seller, in each case, without the knowledge and approval of any officer of the Seller who was not appointed by Parent or any of its Affiliates other than the Seller.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Mann Affiliates” means the Persons listed on Schedule 1.01(b).

“Excluded Taxes” means (a) net income or similar Taxes of the Seller and (b) Taxes relating to the Excluded Assets or Excluded Liabilities.

“FDA” means U.S. Food and Drug Administration.

“Goldberg” means Jeffrey D. Goldberg.

“Governmental Authority” means (a) any federal, national, supranational (for example, the European Community), state, provincial, local or other governmental, regulatory or administrative authority, (b) any court, tribunal or judicial body, or (c) any arbitral body whose decisions have similar force as decisions of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) entered by or with any Governmental Authority.

“Greiner” means Jeffrey H. Greiner.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party, a Company Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means a party obligated to provide indemnification pursuant to Article X.

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items to the extent related to, used or held for use in connection with the Transferred Business.

“Inventory Amount” means the value of the gross Inventory and the gross Inventory of the Drug Pump Business (as such terms are defined in the Drug Pump Purchase Agreement) as of December 31, 2007 (calculated in a manner consistent with the calculation of gross inventory as reflected on the June 30, 2007, balance sheet of the Seller in respect of the Transferred Businesses).

“IP License Agreements” means the Company-Seller Auditory IP Cross License Agreement and the Scimed IP License Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order or requirement (including judicial requirements) of any Governmental Authority.

“Leased Real Property” means the real property leased to the Seller pursuant to the leases set forth on Schedule 1.01(c), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, attached thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“LLC Agreement” means the Limited Liability Company Agreement of the Company between the Seller and the Purchaser, substantially in the form attached hereto as Exhibit G.

“Losses” means losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses and other reasonable out-of-pocket expenses (including travel, meals, and lodging of employees, stockholders, or directors) incurred in investigating, preparing for, or defending the foregoing).

“Mann” means Alfred E. Mann.

“Mann-Controlled Earn Out Recipients” means each Earn Out Recipient that is either (a) a sibling of Mann, any child of Mann, or any spouse or child of any of the foregoing or (b) Mann’s spouse, (c) a Person that is controlled by Mann or (d) a Person controlled by anyone described in clause (a) or (b).

“Member” means a Person that has been admitted as a member of the Company.

“Membership Unit” shall have the meaning ascribed to such term in the LLC Agreement.

“Operating Income Amount” means the amount of operating income of the Transferred Businesses for the six month period ended December 31, 2007 (calculated in a manner consistent with the calculation of operating income of the Transferred Businesses as set forth on Exhibit H); provided that any expenses of the Transferred Businesses that are Separation Costs (as defined in the Separation Agreement) allocated to the Company pursuant to the Separation Agreement will be disregarded for purposes of calculating the Operating Income Amount.

“Parent Designated Affiliates” means the Affiliates of Parent listed on Schedule 1.01(d).

“Party” or “Parties” means the parties to this Agreement, which are Parent, Scimed, the Seller and the Purchaser.

“Patents” means the invention disclosures listed on Schedule 1.01(e)(i) and the  patents and patent applications listed on Schedule 1.01(e)(ii), including continuations, continuations-in-part, divisionals, re-examinations, corrections, extensions, reissues and supplementary protection certificates thereof or issuing therefrom and any foreign counterparts thereto.

“Per Claim Threshold” means (a) $200,000 for Claims made before the Aggregate Threshold has been satisfied and (b) $100,000 for Claims made after the Aggregate Threshold has been satisfied.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller Parties or their Affiliates by a Governmental Authority solely with respect to the conduct or operation of the Transferred Business as currently conducted or the ownership or use of the Transferred Assets, and all pending applications therefor and amendments, modifications and renewals thereof, including the permits set forth on Schedule 1.01(f).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Personal Property” means all tangible personal property owned or leased by the Seller Parties or their Affiliates and Primarily related to, used or held for use in connection with the Transferred Business, including all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles and computer hardware on Schedule 1.01(g).

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller Parties or their Affiliates Primarily arising from or related to the Transferred Business.

“Primarily” means, with respect to an asset, property or right of any kind or of any nature, deriving more than 50% of its use or providing more than 50% of its value to the Transferred Business; provided that, to the extent separable, only the portion of such asset, property or right that relates to the Transferred Business will be transferred or assigned hereunder, with the portion that does not relate to the Transferred Businesses being retained by the Seller.

“Receivables” means all receivables (including accounts receivable, loans receivable, notes and advances) and other amounts receivable from third parties, including customers, to the extent arising from the conduct of the Transferred Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon in respect of the collection of accounts receivables as of the date hereof.

“Representatives” means, when used with respect to any Person, its directors, officers, employees, advisors, auditors, consultants, accountants, legal counsel, investment bankers and agents.

“Retained Business” means the business of the Seller, other than the Transferred Business.

“Scimed IP License Agreement” means the license to be executed between Scimed (as licensor) and the Company (as licensee) at the Closing, substantially in the form of Exhibit I.

“Seller Parties” means Parent, Scimed and the Seller.

“Separation Agreement” means the Separation and Transition Services Agreement among Parent, Scimed, the Seller, the Purchaser, the Stockholders’ Representative, the Trust, and once formed, the Company dated as of the date hereof.

“Software” means all computer applications, operating programs, software, and databases in any form (including source and object code), including, Internet websites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, in each case, together with all related documentation, including, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, and similar items that are owned by the Seller or a Parent Designated Affiliate and Primarily used in the Transferred Business.

“Subsidiaries” means, with respect to a Person, all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means all taxes of any kind (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Tax Returns” means all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Third Party Claim” means any Claim by any Person other than a Party or a Subsidiary of a Party.

“Trade Receivables” means gross trade receivables (without reduction for bad debt or return allowances) on December 31, 2007, to the extent arising from the conduct of the Transferred Businesses (calculated in a manner consistent with the calculation of such trade receivables as reflected on the June 30, 2007, balance sheet of the Seller in respect of the Transferred Business).

“Trade Secrets” mean all confidential business and technical information that has economic value by not being generally known, worldwide, including ideas, research and development, know-how, show-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering and laboratory notebooks, industrial models, software, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, in all cases that are owned by the Seller or the Parent Designated Affiliates and Primarily related to, used or held for use in connection with the Transferred Business.

“Transferred Business” means the worldwide business of the Seller and the Parent Designated Affiliates consisting of researching, developing, manufacturing, distributing, marketing, selling, otherwise disposing of, importing and exporting neuromodulation products that are used or intended for use in auditory applications and all related product hardware, software, tools, accessories and services.

“Transferred Businesses” means the Transferred Business and the Transferred Business as defined in the Drug Pump Purchase Agreement.

“Transferred Contracts” means (a) all Contracts that relate solely to the Transferred Business, including the Contracts listed on Schedule 1.01(h), (b) for all Contracts that do not relate solely to the Transferred Business, that portion of those Contracts that relate to the operation or conduct of the Transferred Business and (c) all bids, quotations and proposals for Contracts referred to in clauses (a) and (b).

“Transferred Intellectual Property” means (a) Patents, (b) Copyrights, (c) Assigned Names and Marks, (d) Transferred IP Agreements, (e) Trade Secrets and (f) Software.

“Transferred IP Agreements” means the licenses set forth on Schedule 1.01(i).

“Transferred Subsidiaries” means the Subsidiaries of Seller set forth on Schedule 1.01(j).

“Working Capital Amounts” means (a) the Accounts Payable Amount, (b) the Inventory Amount, and (c) the Trade Receivables.

SECTION 1.02  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Accounting Firm”	3.03(a)
“Aggregate Threshold”	10.03(a)
“Agreement”	Preamble
“Allocation Statement”	3.03(b)
“Assumed Liabilities”	2.03(a)
“Auditory Products”	7.06(a)
“BSC 401(k) Plan”	8.05(a)
“Cash Bonus Plan”	8.02(a)
“Cash Bonus Plan Recipients”	8.02(a)
“Closing”	3.04
“Closing Date”	3.04
“Company”	Recitals
“Company Indemnified Party”	10.01(b)
“Excluded Assets”	2.02(b)
“Excluded Liabilities”	2.03(b)
“FAQs”	7.04(a)
“Final Operating Income Amount”	3.02(a)
“Final Working Capital Amounts”	3.02(a)
“Inactive Transferred Employee	2.04
“JAMS”	12.11(a)
“Merger Agreement”	Recitals
“Operating Income Amount Statement”	3.02(a)
“Parent”	Preamble
“Parent Neurostimulation Indications”	7.06(b)
“Press Release”	7.04(a)
“Purchase Price”	3.01
“Purchaser”	Preamble
“Purchaser Indemnified Party”	10.01(a)
“Scimed”	Preamble
“Seller”	Preamble
“Seller Indemnified Party”	10.02(a)
“Stockholders Representative”	Recitals
“Transferred Assets”	2.02(a)
“Transferred Employees”	2.04
“Trust”	Recitals
“Working Capital Amounts Statement”	3.02(a)

SECTION 1.03  Other Interpretive Provisions.  Unless the express context otherwise requires:

(a)  the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)  the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)  the terms “Dollars” and “$” mean United States Dollars;

(d)  references herein to a specific Article, Section, Recital, Schedule or Exhibit will refer, respectively, to Articles, Sections, Recitals, Schedules or Exhibits of this Agreement;

(e)  whenever the word “include,” “includes,” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation”;

(f)  references herein to any gender include each other gender;

(g)  references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;

(h)  references herein to any Contract (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i)  with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)  references herein to any Law or Permit mean such Law or Permit as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k)  references herein to any Law will be deemed also to refer to all rules and regulations promulgated thereunder;

(l)  whenever the words “transactions contemplated” are used in this Agreement, the word “contemplated” will be deemed to be preceded by the word “expressly”; and

(m)  all references to days or months will be deemed references to calendar days or months.

ARTICLE II.
TRANSFER OF THE TRANSFERRED BUSINESS FROM THE SELLER TO THE COMPANY

In connection with the Closing and as set forth below, the Seller will effect the following transactions:

SECTION 2.01  Formation of the Company.  As promptly as reasonably practicable upon the request of the Purchaser, the Seller will form the Company and will appoint Mann, Greiner and Goldberg as executive officers of the Company subject to the condition that such Persons agree to restrictions regarding the Company similar to those contained in Section 7.01 regarding the Purchaser.  Upon formation of the Company, the authorized securities of the Company will consist of 1,000 Membership Units, 880 of which will be Class A Units and 120 of which will be Class B Units, and until the Closing and at the Closing, the Company will not have any other class or series of security authorized, issued or outstanding or reserved for issuance.  Upon formation of the Company and until the Closing, (a) the Seller will be the sole record and beneficial owner of all the Membership Units, (b) Parent and Parent’s Affiliates will cause the Company not to incur or assume any Liabilities or conduct any operations unless specifically requested by the Purchaser, and (c) there will be no options, warrants, convertible securities or other rights or, except as specifically requested by the Purchaser, Contracts to issue or sell to any Person other than the Purchaser any Membership Units, or to issue or sell to any Person other than the Purchaser any other interest in or to the Company (with the issuance of any such rights or interests being conditioned on the occurrence of the Closing).  Notwithstanding anything to the contrary in this Agreement, none of the Seller Parties will have any liability in respect of actions taken, or not taken by Mann, Greiner or Goldberg as officers of the Company.

SECTION 2.02  Transferred Assets and Excluded Assets.

(a)  Immediately prior to the Closing, the Seller and the Company will, and Parent will cause the Parent Designated Affiliates to, execute and deliver the Bill of Sale and Assignment Agreement, the Assumption Agreement, the Assignment of Leases, the Cochlear Patent Assignment and the Cochlear Trademark Assignment, pursuant to which the Seller will assign, convey, transfer and deliver, or cause to be assigned, conveyed, transferred and delivered, to the Company, and the Company will acquire and assume, all of the Seller’s and the Parent Designated Affiliates’ right, title and interest, direct or indirect, in, to and under all the Transferred Assets, in each case free and clear of any Encumbrances.  The “Transferred Assets” means (x) whether or not listed in clause (y) of this Section 2.02(a), except for Patents, Assigned Names and Marks and Transferred IP Agreements, any and all assets, properties and rights of the Seller and the Parent Designated Affiliates of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, Primarily related to, or Primarily used or held for use in connection with the Transferred Business, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements, other than the Excluded Assets plus (y) all of the Seller’s and the Parent Designated Affiliates’ right, title and interest in, to and under the following, other than the Excluded Assets:

(i)  all the Transferred Contracts;

(ii)  all the Transferred Intellectual Property;

(iii)  all the Receivables;

(iv)  originals of all Books and Records that are associated with or employed by the Seller or the Parent Designated Affiliates solely in the conduct of the Transferred Business and copies of all Books and Records of the Seller that are associated with or employed by the Seller or the Parent Designated Affiliates in the conduct of the Transferred Business, but not solely so;

(v)  all Personal Property;

(vi)  all rights in respect of the Leased Real Property;

(vii)  all sales and promotional literature and other sales-related materials, in each case, Primarily related to, used or held for use in the Transferred Business;

(viii)  to the extent transferable in accordance with applicable Law, all Permits;

(ix)  all goodwill, going concern value and other intangible assets of the Seller or the Parent Designated Affiliates to the extent related to the Transferred Business, including any goodwill associated with any of the Assigned Names and Marks;

(x)  all Claims against any Person to the extent related to the Transferred Business, the Transferred Assets or the Assumed Liabilities, pertaining to, arising out of or inuring to the benefit of any of the Seller or the Parent Designated Affiliates including (A) all rights under any Transferred Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert Claims and to take other rightful actions in respect of breaches, defaults and other violations thereof, (B) all rights under the Transferred IP Agreements, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction and (C) all rights under guarantees, warranties, indemnities to the extent arising from or related to the Transferred Business, the Transferred Assets or the Assumed Liabilities;

(xi)  the insurance policy of the Seller its Affiliates set forth on Schedule 2.02(a)(xi) and all rights related to the Transferred Business with respect thereto, including all insurance recoveries thereunder and rights to assert Claims with respect to any such insurance recoveries;

(xii)  all Inventory;

(xiii)  all Prepaid Items;

(xiv)  all assets for personal use (e.g., cell phones, personal computers and Blackberrys) Primarily used by the Transferred Employees;

(xv)  all equity interests in and to the Transferred Subsidiaries;

(xvi)  all assets, properties and rights that are acquired by the Seller between the date hereof and the Closing for the Transferred Business in accordance with Section 1 of the Separation Agreement;

(xvii)  the Drug Eluting Electrode Contracts; and

(xviii)  all assets, properties and rights listed on Schedule 2.02(a)(xviii).

(b)  Notwithstanding anything set forth in Section 2.02(a) to the contrary, the Transferred Assets will not include any of the following (the “Excluded Assets”):

(i)  cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of the Seller or any Affiliate; provided, that the Prepaid Items will not be Excluded Assets;

(ii)  any rights to Tax refunds, credits or similar benefits (other than any Tax Refunds, credits or similar benefits with respect to Taxes described in Section 2.03(a)(v);

(iii)  the original organizational documents, minute and stock record books, books of account, general, financial, Tax and personnel records (including any Tax Returns of the Seller or otherwise related to the Transferred Assets), invoices and the corporate seals of the Seller; provided, that this clause will not be interpreted to limit the Company’s right to copies of Books and Records as provided in Section 2.02(a)(iv);

(iv)  the rights of the Seller or any of its Affiliates that is a Party under this Agreement, any Ancillary Agreement, the Merger Agreement, the Amendment Agreement, the Drug Pump Purchase Agreement, or any other agreement executed in connection with the transactions contemplated hereby and thereby; provided, that all rights of the Company under the foregoing Contracts will be enforceable by the Company or the Purchaser; and

(v)  the product warranty reserve attributable to the Transferred Business.

SECTION 2.03  Assumed Liabilities and Excluded Liabilities.  (a) At the Closing, the Company will assume and agree to pay, perform and discharge when due, all Liabilities whether arising prior to or after the Closing, of the Seller and the Parent Designated Affiliates to the extent relating to the Transferred Business or the Transferred Assets, other than the Excluded Liabilities set forth in Section 2.03(b) below (the “Assumed Liabilities”), including the following:

(i)  except as otherwise provided herein or as provided in the Separation Agreement, all Liabilities in respect of the Transferred Employees including accrued vacation, sick leave and worker’s compensation Claims (other than any Liabilities owed to Mann, Greiner or any other employee of the Seller created by Parent without the knowledge and acquiescence of Mann, Greiner or Goldberg);

(ii)  all Liabilities arising from any Actions of the Seller or the Parent Designated Affiliates to the extent such Actions arise from the conduct of the Transferred Business;

(iii)  all Liabilities to the extent relating to the manufacturing, design and distribution of products of the Transferred Business, including in respect of HiRes 90K cochlear implants that contain the feedthrus made by Astro Seal;

(iv)  all accounts payable to the extent relating to the Transferred Business or the Transferred Assets;

(v)  all Liabilities arising from any non-compliance with Law, including any Law promulgated or enforced by the FDA or any equivalent non-US Governmental Authority or notified body, to the extent such Liabilities arise from the conduct of the Transferred Business, and any fines, penalties, or similar consequences of enforcement by the FDA or such other equivalent Person to the extent arising from the conduct of the Transferred Business; and

(vi)  subject to Section 7.10, all Taxes related to the Transferred Assets other than Excluded Taxes.

(b)  Notwithstanding anything set forth in Section 2.03(a) or any other provision of this Agreement or the Ancillary Agreements to the contrary, and regardless of any disclosure to the Company or the Purchaser, the Seller will retain, and will be responsible for paying, performing and discharging when due, and the Company will not assume, be obligated to pay, perform or otherwise discharge or have any responsibility for, the following Liabilities, whether arising prior to, at or after the Closing (the “Excluded Liabilities”):

(i)  all Excluded Taxes;

(ii)  all Liabilities to the extent relating to the Excluded Assets, the Retained Business or any business of Parent or its Affiliates other than the Transferred Business;

(iii)  obligations of the Seller or any of its Affiliates under this Agreement, any Ancillary Agreement, the Merger Agreement, the Amendment Agreement, the Drug Pump Purchase Agreement or any other agreement executed in connection with the transactions contemplated hereby and thereby;

(iv)  except as otherwise provided herein or as provided in the Separation Agreement, Liabilities relating to Employee Plans, including (A) Liabilities for bonuses to Transferred Employees and other employees of the Seller Parties under the Seller’s 2007 Performance Incentive Plan and (B) Liabilities owed to Mann, Greiner or any other employee of the Seller by Parent or any of its Affiliates other than the Seller and its Subsidiaries;

(v)  any Liability incurred by the Seller or any of its Affiliates arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements and other agreements executed in connection with the transactions contemplated hereby and thereby;

(vi)  any Liability arising out of any Contract entered into by Parent or its Affiliates (other than the Seller or the Parent Designated Affiliates) in respect of the Transferred Business and without the knowledge and approval of any officer of the Seller who was not appointed by Parent or any of its Affiliates (other than the Seller) except to the extent set forth on Schedule 4.08 or to the extent that the Purchaser elects in writing to assume such Liability and receive the benefit of the corresponding Contract; and

(vii)  all Liabilities described in Section 7.11.

SECTION 2.04  Transferred Employees.  At or prior to the Closing, the Company will make offers to employ the employees of the Seller Parties set forth on Schedule 2.04 (the “Transferred Employees”) if they are active employees of the Seller on the Closing Date, at the same base salary that they received from the Seller as of the Closing Date, and at the Closing, the Parties will cause the employment of such Transferred Employees who accept such offer to be transferred to the Company and the employment of such Transferred Employees with any Seller Party will terminate at such time; provided that Schedule 2.04 will be updated prior to the Closing to reflect any terminations of Transferred Employees or hires of new employees for the Transferred Business following the date hereof.  If a Transferred Employee who is not actively employed with the Seller as of the Closing (each an “Inactive Transferred Employee”) returns to active employment, the Company will have the option to make an offer of employment to such individual.  If the Company exercises such option, the Parties will cause the employment of such Inactive Transferred Employee to be transferred to the Company upon such Inactive Transferred Employee’s return to active employment.  If the Company elects not to make an offer of employment to any Inactive Transferred Employee upon his or her return, the Seller will cause the employment of such Inactive Transferred Employee to be terminated, and the Company will reimburse the Seller for the actual severance costs incurred by the Seller in terminating such Inactive Transferred Employee, but only to the extent such costs are no greater than the costs pursuant to the Seller’s severance plan in effect as of the date hereof; if any such Inactive Transferred Employee commences an Action such Action will be treated as a Third Party Claim indemnifiable under Section 10.02(b)(i) as an Assumed Liability under Section 2.03(b)(i).  Transferred Employees who are not “actively employed with the Seller” include Transferred Employees who are receiving payments under Parent’s or the Seller’s short-term or long-term disability plans, as well as Transferred Employees whose employment with the Seller has been terminated between the date hereof and the Closing Date.  This Section 2.04 does not provide any rights whatsoever to any Transferred Employee.

SECTION 2.05  Third Party Consents.  Nothing in this Agreement or the Ancillary Agreements will be construed as an agreement to assign any Transferred Contract or other Transferred Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned or transferred without the consent or waiver of a third party or Governmental Authority or without the expiration or termination of any waiting period under any non-U.S. Law applicable to the transactions contemplated by this Agreement unless and until such consent or waiver is given or such waiting period has expired or terminated.  The Parties will use their commercially reasonable efforts, and will cooperate reasonably with each other, to obtain such consents and waivers, to cause such expiration or termination of any such waiting period, if any, and to resolve the impediments to the assignment or transfer contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers or to cause the expiration or termination of any other waiting periods, if any, that are necessary to convey to the Company all of the Transferred Assets.  In the event such consents or waivers are not obtained or such waiting periods, if any, have not expired or terminated prior to the Closing Date, the Parties will continue to use their commercially reasonable efforts to obtain the relevant consents or waivers or cause the expiration or termination of such waiting periods until such consents or waivers are obtained or such waiting periods have expired or terminated.  The Seller will cooperate with the Company in any lawful, contractually permitted and economically feasible arrangement to provide that the Company will receive the interest of the Seller in the benefits under any such Transferred Contract or other Transferred Asset, including performance by the Seller, if economically feasible, as agent; provided that the Company will undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent the Company would have been responsible therefor if such consents or waivers had been obtained or such waiting periods had expired or had been terminated.

SECTION 2.06  Disputed Assets and Liabilities.

(a)  Notwithstanding anything contained in this Agreement or any Ancillary Agreement to the contrary, to the extent the Parties discover prior to the first anniversary of the Closing Date that any asset, property, interest or right was intended to be acquired by the Company pursuant to this Agreement, but was not transferred to the Company immediately prior to the Closing, the Seller Parties will, or will cause their Affiliates to, promptly assign and transfer to the Company all right, title and interest in, to and under such asset, property, interest or right, free and clear of all Encumbrances for no additional consideration, and such asset, property, interest or right will be deemed a Transferred Asset for all purposes of this Agreement and the Ancillary Agreements.  Notwithstanding anything contained in this Agreement or the Ancillary Agreements to the contrary, to the extent the Parties discover prior to the first anniversary of the Closing Date that any asset, property, interest or right was intended to be retained by the Seller pursuant to this Agreement, but was transferred to the Company immediately prior to the Closing, the Purchaser and the Company will, or will cause their Affiliates to, promptly assign and transfer to the Seller all right, title and interest in such asset, free and clear of all encumbrances (other than encumbrances that existed at the time such asset, property, interest or right was transferred to the Company), and such asset, property, interest or right will not be deemed a Transferred Asset for any purpose of this Agreement or the Ancillary Agreements.

(b)  If, based on Section 2.06(a), the Seller believes that it is entitled to have an  asset, property, interest or right returned to it, or the Purchaser believes that it is entitled to have an asset, property, or right transferred to the Company, then the applicable Party will notify the other Parties of that belief.  If the Parties are unable to resolve the matter within three Business Days of the date of that notice, then the matter will be referred to Peter Nicholas (or any other individual designated by Parent) and Mann (or any other individual designated by Purchaser).  If Nicholas and Mann (or the Parties’ alternative designees) do not resolve the matter within ten

Business Days of the date of the original notice raising the matter, then any Party may immediately refer the matter to arbitration pursuant to Section 12.11.

SECTION 2.07  Company’s Right to Enforce Transfer of Transferred Assets.  The Parties acknowledge and agree that the transfer of the Transferred Assets to the Company by the Seller and the Parent Designated Affiliates occurring immediately prior to the Closing is being made in exchange for the Class A Units and Class B Units and that the Class A Units are being sold to the Purchaser at the Closing in accordance with the terms of this Agreement.  The Parties acknowledge and agree that the Company has the right to enforce the Bill of Sale and Assignment Agreement against Scimed and Parent pursuant to Section 10.01(a)(ii) and as otherwise in accordance with the terms of this Agreement and the Seller Parties irrevocably waive any right to contest the Company’s enforcement of the Bill of Sale and Assignment on the grounds of a failure of consideration, on the grounds that the Company may not bring an Action against the Person who formed it, on the grounds that the Company may not bring an Action against its Member, or on other similar grounds.  For the avoidance of doubt, nothing in this Section 2.07 will prevent the Seller Parties from asserting that a particular asset, property, or right should not have been transferred to the Company because that particular asset, property, or right was not intended to be transferred under this Agreement.

ARTICLE III.
THE PURCHASE AND SALE OF THE CLASS A UNITS

SECTION 3.01  Purchase and Sale.  At the Closing, the Seller will sell, assign, transfer, convey and deliver to the Purchaser the Class A Units and the Purchaser will purchase and accept the Class A Units for cash in the amount of $130,000,000 (the “Purchase Price”).

SECTION 3.02  Operating Income and Working Capital Amounts and Other Amounts.

(a)  Within 30 Business Days after the Closing, the Seller will calculate and prepare a statement of the Operating Income Amount (the “Operating IncomeAmount Statement”) and a statement of the Working Capital Amounts (the “Working Capital Amounts Statement”) and deliver such Closing Statements to the Purchaser.  During the 30 Business Days immediately following the Closing, the Seller will be permitted to review the Books and Records of the Company relating to the Operating Income Amount and the Working Capital Amounts with respect to the period up to and including the Closing Date, and the Company shall make reasonably available the individuals in its employ who are responsible for and knowledgeable about the information relating to the Operating Income Amount and the Working Capital Amounts.  Following completion of the Closing Statements, the Purchaser will have the right to review the Closing Statements and the work papers pertaining thereto.  The calculation of the Operating Income Amount set forth in the Operating Income Amount Statement and the calculation of the Working Capital Amount set forth in the Working Capital Amount Statement will be final and binding for purposes of determining the Operating Income Amount and the Working Capital Amounts, respectively, unless the Purchaser provides written notice of a disagreement therewith to the Seller within 45 days after the delivery to the Purchaser of the

Closing Statements.  Any disagreement with respect to the Closing Statements will be resolved in accordance with Section 3.02(c).  The Operating Income Amount as finally resolved pursuant to this Section 3.02 is referred to herein as the “Final Operating IncomeAmount,” and the Working Capital Amounts as finally resolved pursuant to this Section 3.02 are referred to herein as the “Final Working Capital Amounts.”

(b)    (i) If the Final Operating Income Amount reflects a loss of more than $5,339,000, the Company will pay to the Seller the amount by which such loss exceeds $5,339,000, and if the Final Operating Income Amount reflects a loss of less than $5,339,000, the Seller will pay to the Purchaser the difference between $5,339,000 and the amount of such loss.  If the Final Operating Income Amount reflects income, the Seller will pay to the Company $5,339,000 plus the amount of such income.

(ii)  If the Accounts Payable Amount is less than 95% of the Accounts Payable Target, the Company will pay the amount of such difference to the Seller, and if the Accounts Payable Amount is greater than 105% of the Accounts Payable Target, the Seller will pay the amount of such excess to the Purchaser.

(iii)  If the Inventory Amount is greater than $27,804,000, the Company will pay the amount of such excess to the Seller, and if the Inventory Amount is less than $25,156,000, the Seller will pay the amount of such shortfall to the Company.

(iv)  If the Trade Receivables are greater than the Trade Receivables that would exist as of December 31, 2007, if the Days of Sales Outstanding was 90, the Company will pay the amount of such difference to the Seller, and if the Trade Receivables are less than the Trade Receivables that would exist as of December 31, 2007 if the Days of Sales Outstanding was 110, the Seller will pay the amount of such difference to the Purchaser.

Payments to be made pursuant to this Section 3.02(b) will be made within two Business Days of the date of the determination of the Final Operating Income Amount or the Final Working Capital Amounts, as applicable, by wire transfer of immediately available funds to an account designated by the Seller or the Purchaser as applicable.  The Parties will cooperate and assist each other, in all reasonable respects, in the calculations and procedures described in this Section 3.02(b).

(c)  Any notice of disagreement provided pursuant to Section 3.02(a) will specify, in reasonable detail, the nature and extent of such disagreement, and the basis for such disagreement.  If the Purchaser and the Seller are unable to resolve any such disagreement within 30 calendar days after receipt by the Seller of the notice provided for in Section 3.02(a), then either the Purchaser or the Seller may immediately refer the matter to arbitration pursuant to Section 12.11.

(d)  (i) The Company will promptly after (but in any event within two Business Days of) the Closing Date pay to the Seller the aggregate amount of any payments made by Parent or any of its Affiliates in respect of Claims by third parties relating to the manufacture, design and/or distribution of HiRes 90K cochlear implants that contain the feedthrus made by Astro Seal to the extent that such aggregate amount exceeds the product of the total number of such Claims paid by Parent or any of its Affiliates multiplied by $45,000.

(ii)           If, prior to the Closing Date, Mann or Greiner approves the Seller’s payment of any fines, monetary penalties or similar consequences of enforcement to the FDA or any equivalent non-U.S. Governmental Authority or notified body, the total amount of such payment will be reflected as an operating expense in the Final Operating Income Amount.  Parent, the Seller and the Purchaser will cooperate with each other in promptly resolving any Claim by the FDA (or such equivalent Person), and will keep each other informed as to the status of discussions between the FDA (or such equivalent Person) and such Party.

(e)           On March 6, 2009, the Seller will pay to the Company $7.1 million by wire transfer of immediately available funds to a bank account designated by the Company.

SECTION 3.03  Tax Treatment; Purchase Price Allocation.

(a)  The Parties acknowledge and agree that, for U.S. federal income Tax purposes, they will treat and report the transactions contemplated under this Agreement as (i) a sale of a proportionate interest in each of the Transferred Assets to the Purchaser, followed by a contribution of such proportionate interests in the Transferred Assets to the Company in exchange for the Class A Units, and (ii) a contribution by the Seller of a proportionate interest in each of the Transferred Assets to the Company in exchange for the Class B Units, in each case, in accordance with Revenue Ruling 99-5, 1999-1 C.B. 434 (and, to the extent applicable, such treatment will govern for U.S. state and local and non-U.S. Tax purposes).

(b)  The Parties will negotiate and cooperate in good faith after the Closing Date to prepare an allocation statement (the “Allocation Statement”) setting forth the allocation of the Purchase Price and the Assumed Liabilities among the Transferred Assets in accordance with section 1060 of the Code.  Within 30 days after the Closing, the Purchaser will deliver to the Seller a draft Allocation Statement, but such draft Allocation Statement provided by the Purchaser will not be presumed to be correct.  If the Parties do not resolve any disputes with respect to the Allocation Statement within 60 days after the Closing Date, then any Party may immediately refer the disputed items to arbitration pursuant to Section 12.11.  Any subsequent adjustments to the sum of the Purchase Price and the Assumed Liabilities will be allocated among the Transferred Assets in a manner consistent with the Allocation Statement.  For all Tax purposes, the Purchaser and the Seller agree that the transactions contemplated by this Agreement will be reported in a manner consistent with the Allocation Statement and the Purchase Price (as set forth in Section 3.01), and that neither of them (nor any Affiliate thereof) will take any position inconsistent therewith in any Tax Return, in any refund request, in any litigation, or otherwise, except as otherwise required by a final determination (as defined in section 1313 of the Code or any comparable provision of state or local law).  Each of the Seller and the Purchaser agrees to cooperate with the other in preparing IRS Form 8594 (or other forms required to be filed with a Governmental Authority), and to furnish the other with a copy of such form prepared in draft form within a reasonable period before the relevant filing due date.  The Purchaser and the Seller will promptly inform one another in writing of any challenge by any Governmental Authority to any allocation made pursuant to this Section 3.03(b) or to the Purchase Price (as set forth in Section 3.01) and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge; provided, that each Party will have the sole right  to control the conduct of a challenge to any  allocation made pursuant to this Section 3.03(b), including the settlement or compromise thereof; provided, further, that each Party shall have the right to control the conduct of a challenge to the Purchase Price but shall not settle or compromise such challenge without the consent of the other Party (such consent not to be unreasonably withheld).

SECTION 3.04  Closing.  Consummation of the sale of the Class A Units to the Purchaser contemplated by this Agreement will take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York and will be effective at 12:01 a.m. New York time on either (a) January 3, 2008 or (b) the third Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article IX, whichever is later (the “Closing Date”).

SECTION 3.05  Closing Deliveries.

(a)  The Seller Parties.  At the Closing, the Seller Parties will deliver, or cause to be delivered, to the Purchaser the following:

(i)  a certificate evidencing the Class A Units, duly endorsed for transfer to the Purchaser;

(ii)  a receipt for the cash Purchase Price;

(iii)  executed counterparts of each Ancillary Agreement to which the Company or a Seller Party is a party;

(iv)  a certificate as to the non-foreign status of the Seller pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations;

(v)  certified resolutions of the Board of Directors of each of the Seller Parties authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(vi)  a duly executed certificate of the secretary or assistant secretary of each of the Seller Parties as to incumbency and specimen signatures of officers of the Seller Parties executing this Agreement and to the Ancillary Agreements;

(vii)  all original Books and Records (including organizational documents) of the Company;

(viii)  the certificate required by Section 9.03;

(ix)  certificates of good standing of the Company and the Seller from the Secretary of State of the State of Delaware, and comparable certificates, if available in the relevant jurisdiction, of good standing from the jurisdictions applicable to the Parent Designated Affiliates;

(x)  certificates representing the shares or other applicable securities of the Transferred Subsidiaries duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(xi)  certified resolutions of the managing member of the Company authorizing the transactions contemplated by this Agreement and the Ancillary Agreements, as applicable; and

(xii)  such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Purchaser and the Seller Parties, as the Purchaser may reasonably request or as may be otherwise necessary (A) to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Company and the Class A Units to the Purchaser and (B) to put the Company in actual ownership, possession or control of the Transferred Assets, in each case duly executed by the Seller.

(b)  The Purchaser.  At the Closing, the  Purchaser will deliver or will cause to be delivered to the Seller the following:

(i)  cash, payable in immediately available funds by wire transfer to an account designated by the Seller (such account to be designated not fewer than two Business Days prior to the anticipated Closing Date) equal to the amount of the Purchase Price;

(ii)  counterparts of each Ancillary Agreement executed by the Purchaser;

(iii)  certified resolutions of the Board of Directors of the Purchaser authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(iv)  a duly executed certificate of the secretary of the Purchaser as to incumbency and specimen signatures of officers or authorized Persons of the Purchaser executing this Agreement and the Ancillary Agreements;

(v)  the certificate required by Section 9.02;

(vi)  a certificate of good standing of the Purchaser from the Secretary of State of the State of California; and

(vii)  such other documents, in form and substance reasonably satisfactory to the Purchaser and the Seller Parties, as the Seller may reasonably request or as may be otherwise necessary to evidence and effect the assignment and assumption by the Company of the Assumed Liabilities.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each of the Seller Parties hereby represents and warrants, jointly and severally, to the Purchaser, as follows:

SECTION 4.01  Organization and Authority.  Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and, as applicable, the Ancillary Agreements by each of the Seller Parties, the performance by the Seller Parties of each of their obligations hereunder and, as applicable, thereunder and the consummation by the Seller Parties and their Affiliates of the transactions contemplated hereby and, as applicable, thereby have been duly and validly authorized by all requisite corporate action on the part of each of the Seller Parties and their Affiliates, and no other corporate proceedings on the part of any of the Seller Parties or their Affiliates are necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and, upon their execution the Ancillary Agreements will have been, duly and validly executed and delivered by each of the Seller Parties, as applicable, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and, upon their (and, as applicable, the Company’s) execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller Parties, enforceable against each of the Seller Parties in accordance with their respective terms.

SECTION 4.02  Organization and Authority of the Company.  At the Closing, the Company will be a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and will have all necessary power and authority to execute and deliver the Ancillary Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of the Ancillary Agreements to which it is a party, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby will, at the Closing, have been duly authorized by all requisite action on the part of the Company and its Member, and no other proceedings on the part of the Company and its Member will be necessary to authorize the Ancillary Agreements to which it is a party or to consummate the transactions contemplated thereby.  Upon their execution the Ancillary Agreements to which it is a party will have been duly and validly executed and delivered by the Company and upon their execution the Ancillary Agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

SECTION 4.03  No Conflict.  Other than all pre-merger filings and notifications required under the HSR Act or any other similar non-U.S. Law, and the expiration or termination of any applicable waiting period thereunder and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Seller Parties or their Affiliates of this Agreement and, as applicable, the Ancillary Agreements to which it is a party and the execution, delivery and performance by the Company of the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of any of the Seller Parties or (b) conflict with or violate any Law applicable to the Seller Parties or by which any property or asset of Parent or Scimed is bound or affected, (c) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, modification, amendment, acceleration or cancellation of, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Scimed pursuant to, any Contract to which Parent or Scimed is a party or by which Parent or Scimed or any property or asset of any of them is bound or affected, or (d) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, in the case of clause (b), (c) or (d), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement, and as applicable, the Ancillary Agreements, or otherwise prevent any of the Seller Parties or their Affiliates from performing its obligations hereunder and thereunder.

SECTION 4.04  Capitalization; Ownership of Membership Units.  Upon formation of the Company and until the Closing occurs, the authorized Membership Units of the Company will consist of 1,000 Membership Units.  Immediately after giving effect to the Closing (a) 1,000 Membership Units will be issued and outstanding, all of which will be validly issued, (b) 880 Class A Units will be owned of record and beneficially by the Purchaser, free and clear of all encumbrances and (c) 120 Class B Units will be owned of record and beneficially by the Seller.  There are no options, warrants, convertible securities or other Contracts relating to the Membership Units or obligating either the Seller or the Company to issue or sell any Membership Units, or any other interest, in the Company.

SECTION 4.05  Assets and Liabilities of the Company.  As of the Closing Date, except as otherwise specifically requested by the Purchaser or its Representatives or directed by Mann, Greiner or Goldberg, the Company (a) will not have conducted any business activities or operations whatsoever other than to receive the Transferred Assets and assume the Assumed Liabilities pursuant to the terms of this Agreement and (b) will have no assets, liabilities or obligations whatsoever other than the Transferred Assets and the Assumed Liabilities.

SECTION 4.06  Brokers.  Except as set forth in Schedule 4.06, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Scimed or any of their Affiliates other than the Seller and the Company.

SECTION 4.07  Intellectual Property.  Except as set forth on Schedule 4.07, since the Effective Time (as defined in the Merger Agreement), none of Parent, Scimed or any of their respective Affiliates (other than the Seller or its Subsidiaries) has sold, transferred or licensed to a third party or encumbered any intellectual property that is or, if it had not been so sold or transferred, would have been Transferred Intellectual Property that substantively involves any Auditory Products (as defined in the Merger Agreement) or agreed to do any of the foregoing.

SECTION 4.08  Actions of the Seller Parties.  Other than the Drug Eluting Electrode Contracts, none of Parent or its Affiliates (other than the Seller or the Parent Designated Affiliates) has entered into any Contract that is a Transferred Contract or incurred any Liability that is an Assumed Liability (other than Liabilities under Transferred Contracts, if any) on behalf of or in the name of the Seller or any Subsidiary of the Seller, in each case, without the knowledge and approval of any officer of the Seller who was not appointed by Parent or any of its Affiliates (other than the Seller).

SECTION 4.09  No Distributions of Assets.  Since the Effective Time (as defined in the Merger Agreement) none of Parent or any of its Affiliates (other than the Seller with the knowledge and approval of any officer of the Seller who was not appointed by Parent or any of its Affiliates (other than the Seller)) has caused the Seller to dividend or distribute any asset (other than cash) that would be a Transferred Asset if owned by the Seller on the date hereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller Parties, as of the date hereof, as follows:

SECTION 5.01  Organization and Authority of the Purchaser.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action.  No other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and, as applicable, upon their execution the Ancillary Agreements will have been, duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes, and, as applicable, upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the  Purchaser enforceable against it in accordance with their respective terms.

SECTION 5.02  No Conflict.  Other than all pre-merger filings and notifications required under the HSR Act or any other similar non-U.S. Law and the expiration or termination of any applicable waiting period, and except as may result from any facts or circumstances relating solely to the Seller Parties or the Company, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) conflict with or violate any Law or Governmental Order applicable to the Purchaser or by which any property or assets of the Purchaser are bound or affected, (b) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Purchaser pursuant to, any Contract to which the Purchaser is a party or by which the Purchaser or any property or asset of the Purchaser is bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except, in the case of clause (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement, and as applicable, the Ancillary Agreements, or otherwise prevent the Purchaser from performing its obligations hereunder.

SECTION 5.03  Brokers.  Except as set forth on Schedule 5.03, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated expressly hereby based upon arrangements made by or on behalf of the Purchaser.

ARTICLE VI.
[INTENTIONALLY OMITTED]

ARTICLE VII.
COVENANTS AND ADDITIONAL AGREEMENTS

SECTION 7.01  Limitations on Activity of the Purchaser.  (a)  From the date hereof until the Closing, the Purchaser (i) will not take any action or engage in any activity except to cause the Company to prepare to accept the Transferred Assets and assume the Assumed Liabilities, including applying for Permits, soliciting the consent of any Person for the transfer of any Transferred Asset, and securing financing, (ii) will otherwise not take any other action or engage in any activity without the prior written consent of Parent, and if such activity is reasonably contemplated by this Agreement and the transactions contemplated hereby, then such consent will not be unreasonably withheld, conditioned or delayed and (iii) will use commercially reasonable efforts to avoid confusion on the part of any Person with respect to the identity of the Seller and the Purchaser.

(b)           If the Purchaser or any of its Affiliates prepares and distributes an offering memorandum or similar document in connection with any financing of the transactions contemplated by this Agreement, such offering memorandum or similar document will not contain any information regarding the Transferred Business, any of the Seller Parties or their Affiliates or the Retained Business that is materially inconsistent with the information contained in the Information Statement (as defined in the Amendment Agreement) (other than inconsistencies attributable to changed circumstances from the date hereof to the date of such offering memorandum or other document).  Prior to the distribution of any offering memorandum or similar document by the Purchaser, the Purchaser will provide a draft of such document to Parent a reasonable time in advance of such distribution and will consider the reasonable comments of Parent to such document with respect to information relating to Parent, any of its Affiliates or the Transferred Business.

SECTION 7.02  Notification of Certain Matters.  (a) The Seller will give prompt written notice to the Purchaser of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of a Seller Party contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure of a Seller Party, or any Affiliate of a Seller Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise reasonably be expected to result in the nonfulfillment of any of the conditions to the Purchaser’s obligations hereunder, (iii) any notice or other communication from any Person to Parent or any of its Affiliates (other than the Seller) alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (iv) any Action pending or, to Parent, Scimed or the Seller’s knowledge, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           The Purchaser will give prompt written notice to the Seller of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure of the Purchaser to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise reasonably be expected to result in the nonfulfillment of any of the conditions to the Seller Parties’ obligations hereunder, (iii) any notice or other communication from any Person to the Purchaser or any of its Affiliates alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (iv) any Action pending or, to the Purchaser’s knowledge, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 7.03  Access to Information.

(a)  From the date hereof until the Closing Date, the Seller Parties will (a) afford the Purchaser and each of its Representatives, all cooperation reasonably necessary or customary in connection with any financing relating to the transactions contemplated hereby, (b) furnish to the Purchaser and its Representatives such financial, operational and other data and information related to the Transferred Business and the Transferred Assets, as the Purchaser shall reasonably request and (c) furnish to any prospective lenders or investors in the Purchaser, such financial, operational and other data and information related to the Transferred Business and the Transferred Assets, as shall be reasonably requested, subject to the execution by any such prospective lender or investor of a confidentiality agreement that is reasonably satisfactory to Parent.

(b)  In order (i) to facilitate the resolution of any Claims made against or incurred by the Seller Parties relating to the Transferred Assets or the Assumed Liabilities, (ii) to respond to any inquiry, request or demand from any Governmental Authority relating to the Transferred Assets or the Assumed Liabilities or (iii) to comply with any reporting or filing requirement imposed by any Governmental Authority or by Law relating to the Transferred Assets or the Assumed Liabilities, for a period of seven years after the Closing, the Purchaser will cause the Company to (x) retain the Books and Records relating to the Transferred Assets or the Assumed Liabilities relating to periods prior to the Closing, (y) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller  reasonable access (including the right to make, at the Seller’s expense, photocopies of information not reasonably considered by the Company or the Purchaser to be confidential), during normal business hours, to such Books and Records and (z) furnish the Seller and its Representatives reasonable assistance in connection with any Claim (at the Purchaser’s expense); provided that the Company will notify the Seller at least 60 days in advance of destroying any such Books and Records in order to provide the Seller the opportunity to access such Books and Records in accordance with this Section 7.03(b).  The Seller may retain copies of any Books and Records relating to the Transferred Assets or the Assumed Liabilities relating to periods prior to the Closing, but only to the extent required by applicable Law.

(c)  In order to (i) facilitate the resolution of any Claims made against or incurred by the Purchaser or the Company relating to the Transferred Assets or the Assumed Liabilities, (ii) to respond to any inquiry, request or demand from any Governmental Authority or (iii) to comply with any reporting or filing requirement imposed by any Governmental Authority or by Law relating to the Transferred Assets or the Assumed Liabilities (including with respect to a public offering of securities by the Company or any of its Affiliates), for a period of seven years after the Closing the Seller Parties will (x) retain the Books and Records relating to the Transferred Assets or the Assumed Liabilities and the Company relating to periods prior to the Closing that have not otherwise been delivered to the Purchaser or the Company, (y) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser and the Company reasonable access (including the right to make, at the Purchaser’s or the Company’s expense, photocopies of information not reasonably considered by Parent to be confidential), during normal business hours, to such Books and Records and (z) furnish the Purchaser and the Company reasonable assistance in connection with any Claim (at the Seller’s expense); provided that Parent, Scimed or the Seller will notify the Purchaser and the Company at least 60 days in advance of destroying any such Books and Records in order to provide the Purchaser and the Company the opportunity to access such Books and Records in accordance with this Section 7.03(c).  The Purchaser and the Company may retain copies of any Books and Records relating to the Transferred Assets or the Assumed Liabilities relating to periods prior to the Closing as required by any Law or by the Company’s document retention or regulatory compliance policies.

(d)  Notwithstanding the foregoing, Sections 7.02(a), (b) and (c) shall not apply with respect to Tax matters and the provisions of Section 7.09 shall apply.

SECTION 7.04  Public Announcements.

(a)  The initial press release with respect to this Agreement or the transactions contemplated hereby will be substantially in the form of Exhibit J (the “Press Release”) and will be issued on the date hereof.  The Parties acknowledge and agree that they will answer any questions asked regarding this Agreement and the transactions contemplated hereby (e.g., during an analyst call or to investors in private) using the attached answers to frequently asked questions (the “FAQs”) set forth on Exhibit K to the extent reasonably practicable to do so.

(b)  Other than the Press Release and the FAQs, so long as this Agreement is in effect, the Parent will, and will cause its Affiliates to, consult with the Purchaser before issuing any other press releases or otherwise making public announcements with respect to this Agreement, the transactions contemplated by this Agreement, Mann, Greiner, any of the Purchaser, the Trust or any of their Affiliates, and, except for any press release or public statement required by Law or any listing agreement with any U.S. or international securities exchange, including the New York Stock Exchange, will not issue any press release or make any public statement with respect to any of the foregoing matters without the consent of the Purchaser, which consent will not be unreasonably withheld, delayed or conditioned.

(c)  Other than the Press Release and the FAQs, so long as this Agreement is in effect, the Purchaser will, and will cause its Affiliates to, consult with Parent before issuing any other press releases or otherwise making public announcements with respect to this Agreement, the transactions contemplated by this Agreement, or any of Parent or its Affiliates, and, except for any press release or public statement required by Law or any listing agreement with any U.S. or international securities exchange, including the New York Stock Exchange, the American Stock Exchange or NASDAQ, will not issue any press release or make any public statement with respect to any of the foregoing matters without the consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned.

(d)  Notwithstanding Section 7.04(b) or (c), if a release, announcement or statement described in Section 7.04(b) or (c) is required by Law or the rules or regulations of any applicable United States or international securities exchange or Governmental Authority to which the relevant Party is subject, and any portion of the subject matter of such release, announcement or statement is contained in the Press Release or the FAQs, the Party required to make the release, announcement or statement will conform in all material respects that portion of such release, announcement or statement to the Press Release or the FAQs and will notify the Parent or the Stockholders Representative, as applicable, by telephone, email or fax within two hours of any officers in the legal department, corporate communications department or similar department of such Party that routinely performs such functions concluding that it is reasonably likely that such Party will issue a release, announcement or statement.  If a release, announcement or statement described in Section 7.04(b) or (c) is required by Law or the rules or regulations of any applicable United States or international securities exchange or Governmental Authority to which the relevant Party is subject, and any portion of the subject matter of such release, announcement or statement is not contained in the Press Release or the FAQs, the Party required to make the release, announcement or statement will notify Parent or the Stockholders Representative, as applicable, by telephone, email or fax within two hours of any officers in the legal department, corporate communications department or similar department of such Party that routinely performs such functions concluding that it is reasonably likely that such Party will issue a release, announcement or statement and will use its reasonable best efforts to allow such other Party a reasonable time to comment on such release, announcement or statement in advance of such issuance and will accept the reasonable comments of such other Party to such release.  Notwithstanding anything contained in this Section 7.04(d), language in a release, announcement or statement regarding the transactions contemplated by this Agreement and the Ancillary Agreements that is substantially similar to language regarding such matters that has been previously reviewed by Parent or the Purchaser in compliance with the procedures set forth in this Section 7.04(d) will not require notification to Parent or the Purchaser, as applicable, pursuant to this Section 7.04(d).  The notices provided for in this Section 7.04(d) will describe the time frame of the release, announcement or statement.  Any reference to a “Party” referenced in a release, announcement or statement in this Section 7.04 shall include such Party and, to the extent applicable, its Affiliates.

SECTION 7.05  Further Action; HSR Notification.

(a)  The Parties will use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement or otherwise to consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements as promptly as practicable, including (i) to obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated hereby, (ii) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement required under applicable Law and (iii) taking action to attempt to vacate, lift, reverse or overturn any Governmental Order that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have the sole and exclusive right to determine, at its option but without any obligation whatsoever, whether it, any of its Affiliates or Mann or any of his Affiliates shall have any obligation to take any actions in connection with, or agree to, any demands for sale, divestiture or disposition of assets of the Purchaser or any of its Affiliates (including Mann and his Affiliates), asserted by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority in connection with antitrust matters or international competition laws, or to defend through litigation any proceeding commenced by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other Governmental Authority in connection with the foregoing matters.

(b)  Parent will, and the Purchaser will or will cause its ultimate parent to, make as promptly as reasonably practicable its respective filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, but in no event later than 10 Business Days after the date hereof, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Any filing fee payable in connection with any filing pursuant to this Section 7.05(b) will be shared equally by Parent and the Purchaser.

(c)  Parent will, and the Purchaser will or will cause its ultimate parent to, make as promptly as reasonably practicable but in no event later than 20 Business Days after the date hereof, any required filing pursuant to any non-U.S. Law with respect to the transactions contemplated by this Agreement, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such non-U.S. Law.

SECTION 7.06  Non-Competition/Non-Solicitation.

(a)  For a period of five years after the Closing Date, Parent will not, and will cause its Affiliates not to, research, develop, manufacture, distribute or sell, directly or indirectly, anywhere in the world, any products that compete with the products (including any products in development) developed, manufactured, distributed or sold by the Transferred Business as of the Closing Date or any direct evolutions of such products (excluding tinnitus) (such products of the Transferred Business, the “Auditory Products”).  Parent also will not, and will cause its Affiliates not to, for a period of five years after the Closing Date, directly or indirectly, manage, operate, join, control, advise or participate in, be connected with, render financial assistance to, receive any economic benefit from, exert any influence upon, or give advice to, as an officer, employee, partner, stockholder, consultant or other similar position, any Person that researches, develops, manufactures, distributes or sells products that compete with the Auditory Products (excluding tinnitus); provided that, for the purposes of this Section 7.06(a), ownership of securities having no more than five percent of the publicly listed securities, beneficial ownership, financial or economic interests outstanding voting power of any Person whose securities are listed on any U.S. or international securities exchange, that researches, develops, manufactures, distributes or sells any products that compete with the Auditory Products will not be deemed to be in violation of this Section 7.06(a) as long as the Person owning such securities has no other connection or relationship with such publicly listed Person.

(b)  For a period of five years after the Closing Date, the Purchaser will not, and will cause its Affiliates not to, research, develop, manufacture, distribute or sell, directly or indirectly, anywhere in the world, any products used or intended for use in any of the indications set forth on Schedule 7.06(b) (the “Parent Neurostimulation Indications”).  The Purchaser also will not, and will cause its Affiliates not to, for a period of five years after the Closing Date directly or indirectly manage, operate, join, control, advise or participate in or be connected with, render financial assistance to, receive any economic benefit from, exert any influence upon, or advice to, as an officer, employee, partner, stockholder, consultant or other similar position, any Person that researches, develops, manufactures, distributes or sells products used or intended for use in the Parent Neurostimulation Indications; provided that, for the purpose of this Section 7.06(b), ownership of securities having no more than five percent of the publicly listed securities, beneficial ownership, financial or economic interests or outstanding voting power of any Person whose securities are listed on any U.S. or international securities exchange, that researches, develops, manufactures, distributes or sells any products used or intended for use in the Parent Neurostimulation Indications will not be deemed to be in violation of this Section 7.06(b) as long as the Person owning such securities has no other connection or relationship with such publicly listed Person;).  Mann and all Persons controlled by him (except the Excluded Mann Affiliates) will be bound by this Section 7.06(b) to the same extent as the Purchaser.  Notwithstanding the foregoing, the provisions of this Section 7.06(b) will not apply to Greiner and will apply to the Excluded Mann Affiliates only if Mann is actively involved in the decision-making process of any of the Excluded Mann Affiliates to take any action that would constitute a breach of this Section 7.06(b) if such actions were taken by the Purchaser.

(c)  Non-Solicitation.

(i)  For a period of two years after the date hereof, the Purchaser will not, and will cause its Affiliates not to, directly or indirectly (including by way of recommendations from Mann), solicit any employee of the Seller or any of its Affiliates for employment or in any other capacity (including as an independent contractor or consultant) with the Purchaser or the Company; provided that nothing in this Section 7.06(c)(i) will prohibit the Purchaser or any of its Affiliates from:  (A) publishing or posting a general posting of open positions in the course of normal hiring practices that are not specifically sent to, or do not specifically target, the employees of the Seller Parties or their Affiliates; (B) placing a general advertisement with respect to open positions that is not specifically sent to, and does not specifically target, the employees of the Seller Parties or their Affiliates; (C) engaging an employee recruiter to fill open positions, so long as such recruiter is not specifically asked or engaged by the Purchaser or any of its Affiliates to target the employees of the Seller Parties or any of their Affiliates and so long as such recruiter has been advised of the restrictions contained in this Section 7.06(c).  Mann and all Persons controlled by him (other than the Excluded Mann Affiliates) will be bound by this Section 7.06(c) to the same extent as the Purchaser.  Notwithstanding the foregoing, the provisions of this Section 7.06(c) will not apply to Greiner and will apply to the Excluded Mann Affiliates only if Mann is actively involved in the decision-making process of any of the Excluded Mann Affiliates to take any action that would constitute a breach of this Section 7.06(c) if such actions were taken by the Purchaser.

(ii)  For a period of two years after the date hereof, the Seller or any of its Affiliates will not directly or indirectly solicit any employee of the Company or any of its Affiliates for employment or in any other capacity (including as an independent contractor or consultant) with the Seller; provided that nothing in this Section 7.06(c)(ii) will prohibit the Seller from: (A) publishing or posting a general posting of open positions in the course of normal hiring practices that are not specifically sent to, or do not specifically target, the employees of the Company or its Affiliates; (B) placing a general advertisement with respect to open positions that is not specifically sent to, and does not specifically target, the employees of the Company or its Affiliates; (C) engaging an employee recruiter to fill open positions, so long as such recruiter is not specifically asked or engaged by the Seller Parties or any of their Affiliates to target the employees of the Company or any of its Affiliates and so long as such recruiter has been advised of the restrictions contained in this Section 7.06(c)(ii).

(d)  If any covenant in this Section 7.06 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, the Parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this

Section 7.06 in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the court or Governmental Authority making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 7.06 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 7.06 will be enforceable as so modified.

(e)  For the avoidance of doubt, none of the obligations contained in this Section 7.06 apply to Greiner, Carla Woods, Goldberg or any other employee or stockholder of Purchaser (other than Mann) in their individual capacities.  The Parties acknowledge and agree that Greiner, Goldberg, Carla Woods and any other employee or stockholder of Purchaser (other than Mann) may, at any time, outside of their work for Company, participate in any way they choose in any business regardless of whether that business competes with Seller or any of the Seller Parties.

SECTION 7.07  Change of Names.  (a)  The Seller will change its name within 10 Business Days after the Closing Date, and within three months after the date on which such name change occurs, the Seller will cease to use the name “Advanced Bionics,” “Bionics”  and “Bionic” in any public communications; provided, that for a period of up to two years after the Closing (or such longer period to the extent the FDA has not provided all necessary approvals described in this proviso), Parent and its Affiliates will have the right to use the names “Advanced Bionics,” “Bionics” and “Bionic” to the extent reasonably necessary to allow the Seller and its Affiliates to obtain in an orderly manner all necessary regulatory approvals to reflect the foregoing change of name and to relabel its products and promotional materials with a name that does not include the words “Advanced Bionics,” “Bionics” or “Bionic;” provided, further, that the Seller will use commercially reasonable efforts to discontinue the use of such names by the Seller and its Affiliates as soon as reasonably practicable after the date hereof.   Notwithstanding anything to the contrary in this Agreement, the Seller shall have the right, at all times after the Closing Date, to (i) keep records and other historical or archived documents containing or referencing the Assigned Names and Marks, (ii) refer to the historical fact that the Seller previously conducted business under the Assigned Names and Marks, and (iii) use the Assigned Names and Marks to the extent required by or permitted as fair use under applicable Law.  Notwithstanding the foregoing and solely for the avoidance of doubt, nothing in this Section 7.07(a) will in any way limit the right of Parent or any of its Affiliates to use the name “Advanced” for any purpose.

(b)  For a period not to exceed two years after the Closing (or such longer period to the extent the FDA has not provided all necessary approvals described in this proviso), the Company will have the right to use the names “Boston Scientific Corporation,” “Boston Scientific,” and “Scimed” to the extent reasonably necessary to allow the Company time to relabel its existing stock of products and promotional materials; provided, that the Purchaser will be required to refrain from using all products and promotional materials using the names “Boston Scientific,” “Boston Scientific Corporation” or “Scimed” thereafter; provided, further, that the

Company will use commercially reasonable efforts to discontinue the use of such names by the Company as soon as reasonably practicable after the date hereof.

SECTION 7.08  Insurance.  The Seller will use its commercially reasonable efforts to continuously maintain in effect or renew, without any lapse in coverage, through the Closing Date the insurance policy set forth on Schedule 2.02(a)(xi).

SECTION 7.09  Tax Cooperation and Exchange of Information.  The Seller and the Purchaser will provide each other with such cooperation and information as any of them reasonably may request of the other (and the Purchaser will cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or request for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes; provided that (a) the Seller shall not be required to provide any income or similar Tax Returns, or Tax returns or other documents that contain confidential information relating to Persons other than the Seller, but the Seller shall provide information that is reasonably necessary, as mutually determined by the Parties acting in good faith, for filing any Tax Return, amended Tax Return or request for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes and (b) the Purchaser shall not be required to provide any income or similar Tax Returns, or Tax returns or other documents that contain confidential information relating to Persons other than the Purchaser, but the Purchaser shall provide information that is reasonably necessary, as mutually determined by the Parties acting in good faith, for filing any Tax Return, amended Tax Return or request for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Any information or documents obtained under this Section 7.09 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return or request for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.

SECTION 7.10  Conveyance Taxes.  The Purchaser and the Seller will each pay 50% of any Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby.  The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre Closing filing requirements.

SECTION 7.11  Bulk Transfer Laws.  The Purchaser hereby waives compliance by the Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Assets (other than any obligations with respect to the application of the proceeds therefrom).  Pursuant to Article X, the Seller Parties will indemnify  the Purchaser and the Company against all Liabilities (other than Tax Liabilities) that may be asserted by third parties against the Purchaser or the Company as a result of the Seller’s noncompliance with such law.

SECTION 7.12  Use of Information.  (a)  From and after the Closing Date, the Seller Parties will not, and will cause their respective Affiliates and their respective

Representatives not to, disclose to any other Person any confidential information relating to the Purchaser or the Transferred Business (other than information or data that becomes available to the public other than as a result of a breach of this Section 7.12(a)), unless such disclosure of confidential information is required by applicable Law.

(b)  From and after the Closing Date, the Purchaser will not, and will cause its Affiliates and its Representatives not to, disclose to any other Person any confidential information relating to the Seller Parties (other than the Company or the Transferred Business) or the Retained Business (other than information or data that becomes available to the public other than as a result of a breach of this Section 7.12(b)), unless such disclosure of confidential information is required by applicable Law.

SECTION 7.13  IP Further Assurance.  From the date hereof until the Closing, the Seller and the Purchaser shall cooperate in good faith to identify those invention disclosures (if any) owned by the Seller that if known or existing on the date hereof would be included in Transferred Intellectual Property and prior to the Closing shall update Schedule 1.01(e)(i) accordingly.  From the date hereof until the Closing, the Seller and Purchaser shall cooperate in good faith to identify those registered Copyrights (if any) that are Transferred Intellectual Property, and to the extent any such registered Copyrights are identified, the Seller and the Purchaser shall execute at Closing those documents reasonably necessary to record the assignment of such registered Copyright with the appropriate Governmental Authority.

SECTION 7.14  Transition of Drug Eluting Electrode Contracts.  The Parties agree that, as of the date hereof, the Drug Eluting Electrode Contracts will be, for all purposes, part of the Transferred Business.  As promptly as practicable, Representatives of Parent, the EOR Designee (as defined in the Amendment Agreement) and any relevant Transferred Employees shall meet to transition any activities historically performed by the Parent pursuant to the Drug Eluting Electrode Contracts.  Parent shall not be entitled to recover any amounts paid as of the date hereof under the Drug Eluting Electrode Contracts, and upon the two week anniversary of the date hereof shall discontinue all material efforts associated with the drug eluting electrode projects.

ARTICLE VIII.
EMPLOYEE MATTERS

SECTION 8.01  Severance Costs.  To the extent the employment of any employee of the Seller Parties who would have been a Transferred Employee if his or her employment was transferred to the Company pursuant to Section 2.04 is terminated between the date hereof and the Closing, any cost in connection with such termination will be allocated to the Company pursuant to the Separation Agreement.  To the extent that the Company terminates any Transferred Employee on or after the Closing, the Company will pay all severance and benefits costs incurred in connection with the termination of such Transferred Employee.

SECTION 8.02  Phantom Earn Out Recipients.  (a)  In connection with the transactions contemplated hereby, the Seller’s “Special Cash Bonus Plan” (commonly referred to as the “Phantom Earn Out Plan”) (the “Cash Bonus Plan”) will be terminated at Closing.  Promptly following the Closing, the Seller will pay to the recipients under the Cash

Bonus Plan (the “Cash Bonus Plan Recipients”) an aggregate amount equal to $2,149,645.00 (which represents $5.38 per Cash Bonus Plan unit).  Each of the Seller and the Company shall establish a replacement plan that provides that under certain conditions (i) within 15 days of the end of each of the 2008 and 2009 fiscal years, the Purchaser will cause the Company to pay to the Transferred Employees who are Cash Bonus Plan Recipients, and the Seller will pay to its employees who are Cash Bonus Plan Recipients, in each case if such employees are employed by the Company or the Seller, as applicable, on January 1, 2009 and 2010 (as applicable), $5 per Cash Bonus Plan unit and (ii) in the case of “uncapped” Cash Bonus Plan Recipients, within 15 days of the end of the 2010 fiscal year, the Purchaser will cause the Company to pay to the Transferred Employees who are Cash Bonus Plan Recipients and the Seller will pay to its employees who are Cash Bonus Plan Recipients, in each case, if such employees are employed by the Company or the Seller, as applicable, on January 1, 2011, $7.50 per Cash Bonus Plan unit.  In respect of the Transferred Employees, the Company will cause such arrangements to comply with the requirements of Section 409A of the Code, and in respect of the employees of the Retained Business, the Seller will cause such arrangements to comply with the requirements of Section 409A of the Code.

(b)  Effective as of the Closing, the Seller will release each employee of the Seller as of the Closing who entered into a retention letter agreement with the Seller in connection with the consummation of the transactions contemplated by the Merger Agreement from all of his or her obligations under such retention letter agreement.

SECTION 8.03  Treatment of Options.  Effective as of the Closing, Parent shall accelerate to the Closing Date the vesting of the tranche of employee stock options held by the Transferred Employees that would have otherwise vested on February 13, 2008, which options shall otherwise remain governed by their existing terms.

SECTION 8.04  2007 Performance Incentive Plan Payments.  The Seller will pay, directly to each Transferred Employee who is employed by the Seller immediately prior to the Closing, the amount determined by the EOR Designee to be payable under Parent’s 2007 Performance Incentive Plan to such Transferred Employee in recognition of such Transferred Employee’s performance during the 2007 fiscal year after consultation with Paul LaViolette consistent with past practice; provided, however, that the aggregate amount payable to all Transferred Employees will not exceed the total funding amount allocated by Parent with respect to the Transferred Employees under Parent’s 2007 Performance Incentive Plan (based on the achievement of the plan funding conditions and individual performance).  The Seller will make such payments to the Transferred Employees at substantially the same time as payments are made to employees of Parent under Parent’s 2007 Performance Incentive Plan.

SECTION 8.05  Employee Plans.

(a)  The Transferred Employees shall cease to participate in the Employee Plans on the Closing Date (except to the extent otherwise provided under any applicable transition services agreement).  The Seller Parties shall take any action that may be necessary or appropriate to ensure that each Transferred Employee is 100% vested in his or her account balance under Parent’s tax-qualified defined contribution plan (the “BSC 401(k) Plan”) as of the Closing Date.  The Seller Parties shall cause the trustee(s) of the BSC 401(k) Plan to permit distribution of the account balances thereunder to the Transferred Employees in accordance with the terms of such plan, to roll over such account balances to individual retirement accounts of the Transferred Employees or to roll over account balances (including, to the extent practicable, any notice evidencing a participant loan) to a new tax-qualified defined contribution plan established by the Company.  Parent will cooperate with the Purchaser in the distribution and rollover of the Transferred Employee’s account balances to the Company’s new tax-qualified defined contribution plan in compliance with applicable requirements of the Code.

(b)  Neither the Purchaser nor the Company shall have any Liability or obligation with respect to any Employee Plan and, except as otherwise expressly provided herein, neither the assets or Liabilities of any Employee Plan nor the sponsorship of the Plans themselves shall be transferred to the Company or the Purchaser pursuant to or in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, the Seller Parties shall retain all Liability with respect to (i) all claims made or incurred under the Employee Plans, and (ii) COBRA coverage (and applicable state law continuation coverage) on account of “qualifying events” occurring prior to the Closing.  For purposes of this Section 8.05(b), a claim shall be considered incurred under a health, dental or vision plan when the services giving rise to the claim are rendered, under workers’ compensation and disability policies when the event giving rise to the claim occurs and in other cases when the expense giving rise to the claim is otherwise incurred.

ARTICLE IX.
CONDITIONS TO CLOSING

SECTION 9.01  Conditions to Obligations of the Parties.  The respective obligations of the Seller Parties, on the one hand, and of the Purchaser, on the other hand, to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any applicable party in its sole discretion; provided that such waiver shall only be effective as to the obligations of such party:

(a)  Antitrust Waiting Period.  The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)  No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or that otherwise restrains or otherwise prohibits the consummation of such transactions.

(c)  Amendment Agreement.  The Closing (as defined in the Amendment Agreement) shall have occurred.

SECTION 9.02  Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may be waived in writing by the Seller in its sole discretion:

Representations, Warranties and Covenants.  (a) The representations and warranties of the Purchaser in this Agreement shall be true and correct (without regard to any qualifications as to materiality) as of the Closing Date (or, in the case of representations and warranties that are made as of a specified date, as of such specified date); (b) the Purchaser shall have performed all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, except where the failure of such representations and warranties to be true and correct or the failure of the Purchaser to so perform or comply does not prevent the Purchaser from consummating the transactions contemplated hereby; and (c) the Seller shall have received from the Purchaser a certificate by the Purchaser to the effect set forth in the foregoing clauses (a) and (b), signed by a duly authorized officer or person thereof.

SECTION 9.03  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may be waived in writing by the Purchaser in its sole discretion:

Representations, Warranties and Covenants.  (a) (i) the representation and warranty contained in Section 4.04 shall be true and correct in all material respects as of the Closing Date and (ii) the representations and warranties of the Seller Parties contained in the other Sections of Article IV shall be true and correct (without regard to any qualification as to materiality) as of the Closing Date (or, in the case of any representations and warranties that are made as of a specified date, as of such specified date); (b) the Seller Parties shall have performed all obligations and agreements and complied with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing, except where the failure of such representations and warranties described in clause (a)(ii) to be true and correct or the failure of the Seller Parties to so perform or comply does not materially and adversely affect the Transferred Business taken as a whole; provided, that the representations and warranties contained in Sections 4.02, 4.04 and 4.05 shall be disregarded for purposes of this Section 9.03 to the extent the failure of such representation and warranty to be true and correct is a result of any action or failure to act by any of Mann, Greiner and Goldberg in their capacity as officers of the Company and (c) the Purchaser shall have received from the Seller Parties a certificate by each of the Seller Parties to the effect set forth in the foregoing clauses (a) and (b), signed by a duly authorized officer thereof.

ARTICLE X.
INDEMNIFICATION

SECTION 10.01  Indemnification by Parent and Scimed.

(a)  The Purchaser and its Affiliates (including, after the Closing, the Company), and each of their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) will be jointly and severally saved, indemnified and held harmless by Parent and Scimed from and against all Losses actually suffered or incurred by the Purchaser Indemnified Parties arising out of or resulting from:

(i)  any breach of any representation or warranty made by a Seller Party contained in this Agreement; or

(ii)  any breach of any covenant or agreement by a Seller Party contained in this Agreement, including the covenants in 2.02(a) that contain Seller’s obligations under the Bill of Sale and Assignment.

(b)  The Company and its Affiliates and each of their respective officers, directors, employees, agents, successors and assigns (each, a “Company Indemnified Party”) will be saved, indemnified and held harmless by Parent and Scimed from and against all Losses arising out of or resulting from:

(i)  any of the Excluded Assets; or

(ii)  any of the Excluded Liabilities.

SECTION 10.02  Indemnification by the Purchaser or the Company.  (a)  The Seller Parties and their respective Affiliates (excluding the Company), officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) will be saved, indemnified and held harmless by the Purchaser from and against all Losses, arising out of or resulting from:

(i)  any breach of any representation or warranty made by the Purchaser contained in this Agreement; or

(ii)  any breach of any covenant or agreement to be performed prior to the Closing by the Purchaser contained in this Agreement.

(b)  The Seller Indemnified Parties will be saved, indemnified and held harmless by the Company and the Purchaser from and against all Losses, arising out of or resulting from:

(i)  any of the Assumed Liabilities;

(ii)  any of the Transferred Assets; or

(iii)  any breach of any covenant or agreement to be performed after the Closing by the Purchaser or the Company contained in this Agreement;

provided that the Seller Parties, on behalf of themselves and the other Seller Indemnified Parties, hereby agree that their first recourse for any Losses described in this Section 10.02(b) will be against the Company and the Seller Indemnified Parties may request indemnification from the Purchaser pursuant to this Section 10.02(b) only if the Company fails to satisfy, or Parent reasonably determines that the Company is unlikely to satisfy within a reasonable period of time following request therefor (such period of time not to be less than 30 days), its obligations under this Article X.

SECTION 10.03  Limits on Indemnification.

(a)  Parent and Scimed will not have any liability pursuant to Section 10.01(a)(i) and Purchaser will not have any liability pursuant to Section 10.02(a)(i), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the applicable Indemnifying Party equals or exceeds $1,000,000 (the “Aggregate Threshold”) in which case such Indemnifying Party shall be liable for all such Losses.

(b)  Parent and Scimed will not have any liability pursuant to Section 10.01(a)(i) and Purchaser will not have any liability pursuant to Section 10.02(a)(i) for any Losses resulting from a single Claim or a series of related Claims arising out of an individual breach of any representation or warranty that totals less than the Per Claim Threshold.  The Indemnified Party shall have no recourse for such Losses and these Losses shall be excluded in their entirety from indemnification pursuant to Section 10.01 and 10.02.

(c)  With respect to (i) the representations and warranties in Section 4.07, Section 4.08 and Section 4.09, Parent and Scimed will not have any liability pursuant to Section 10.01(a)(i) in excess of $75 million and (ii) the other representations and warranties in Articles IV and V, none of Parent and Scimed or the Purchaser and the Company will have any liability pursuant to Section 10.01(a)(i) or Section 10.02(a)(i) respectively, in excess of the Purchase Price.

(d)  Notwithstanding anything to the contrary contained in this Agreement, no party hereto will have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity.

(e)  For all purposes of this Article X, “Losses” will be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

SECTION 10.04  Notice of Loss; Third Party Claims.

(a)  An Indemnified Party will give the Indemnifying Party notice of any matter other than a Third Party Claim which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b)  (i)   If an Indemnified Party receives notice of a Third Party Claim against it that may give rise to a right of indemnification under this Article X, then, within 30 days of the receipt of such notice, the Indemnified Party will give the

Indemnifying Party notice of such Third Party Claim; provided, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is actually prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party will be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, that if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required at the expense of the Indemnifying Party and such counsel will be entitled to full participation in the defense of or prosecution of counterclaims related to any such claim and the Indemnifying Party will direct its counsel to reasonably cooperate in connection therewith.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which will not be unreasonably withheld.  However, the Indemnifying Party may settle any Third Party Claim without the Indemnified Party’s prior written consent as long as such settlement (x) does not involve an admission of wrongdoing by such Indemnified Party, (y) includes an unconditional written release by the claimant or the plaintiff of the Indemnified Party from all Liability in respect of such Third Party Claim and (z) does not impose any obligation on the Indemnified Party.  If the Indemnifying Party elects to direct the defense of any such Claim, the Indemnified Party will not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.

(ii)  If the Indemnified Party is controlling the defense of any such Third Party Claims pursuant to this Section 10.04 (either because the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party or because it does acknowledge in writing its obligation to indemnify the Indemnified Party, but elects not to assume and control the defense, or because there is a conflict that allows the Indemnified Party to hire its own counsel) and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party will give the Indemnifying Party prompt written notice thereof and the Indemnifying Party will have the right to participate in the settlement or, if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to such Third Party Claim (if not previously acknowledged) or assume or reassume the defense of such Third Party Claims.  In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(iii)  Notwithstanding the foregoing, with respect to any Third Party Claim relating to Taxes for which the Seller, on the one hand, and the Purchaser, on the other hand, may be liable under this Agreement or otherwise, the proceeding will be controlled by the party which would bear the burden of the greater portion of the adjustment; provided, that the non-controlling party will be entitled to participate in the proceeding at its own expense and the controlling party will not settle or compromise the proceeding without the prior written consent of the non-controlling party (such consent not to be unreasonably withheld).

SECTION 10.05  Remedies.  Except in respect of remedies for fraud by a Party and except for the remedy of specific performance provided for in Section 12.08, the indemnification provided for in this Article X will be the exclusive remedy of any Party with respect to any Losses incurred by such Party as a result of any breach of a representation or warranty contained in this Agreement, and each Party waives any other statutory  or common law remedy that such party would otherwise have for any Claim related to such matters.

SECTION 10.06  Tax Treatment.  For Tax purposes, the Parties agree to treat all payments made under this Article X and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price or as capital contributions.

SECTION 10.07  Survival of Representations and Warranties.

(a)  The representations and warranties of the Parties contained in this Agreement will survive the Closing until the date that is 18 months from the Closing Date; provided that in the case of fraud, a representation or warranty will survive indefinitely.

(b)  None of the Parties will have any Liability whatsoever with respect to any such representations and warranties unless a Claim for indemnification is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty will survive as to such Claim until such Claim has been finally resolved.

SECTION 10.08  No Loss of Remedies.  No Party will be foreclosed from asserting any right under this Article X as a result of consummating the transactions contemplated by this Agreement.

ARTICLE XI.
TERMINATION

SECTION 11.01  Termination.  This Agreement may be terminated at any time prior to the Closing only:

(a)  by either Parent or the Purchaser if the Closing has not occurred by January 10, 2008; provided that the right to terminate this Agreement under this Section 11.01(a) will not be available to any Party whose failure to fulfill any obligation under this Agreement has caused the failure of the Closing to occur on or prior to such date;

(b)  by either Parent or the Purchaser in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has become final and nonappealable; provided, that the Party so requesting termination will have used its commercially reasonable efforts, in accordance with Section 7.05(a);

(c)  (i) by Parent, if the Purchaser breaches in any material respect any of its representations or warranties or fails to perform in any material respect any of its covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.02, (B) cannot or has not been cured within 15 days following delivery by the Seller of written notice to the Purchaser of such breach or failure to perform and (C) has not been waived by the Seller; or (ii) by the Purchaser, if any of the Seller Parties or the Company breaches in any material respect any of its representations or warranties or fails to perform in any material respect any of its covenants or agreements contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 9.03, (y) cannot be or has not been cured within 15 days following delivery by the Purchaser of written notice to the Seller of such breach or failure to perform and (z) has not been waived by the Purchaser;

(d)  by either Parent or the Purchaser if the Amendment Agreement is terminated; or

(e)  upon the mutual written consent of Parent and the Purchaser.

SECTION 11.02  Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.01, this Agreement will immediately become void and of no further force or effect except for the provisions of Sections 4.06 and 5.03 relating to broker’s fees and finder’s fees, Section 7.04 relating to public announcements, this Section 11.02 and Article XII.  Notwithstanding the foregoing, nothing in this Section 11.02 or any other part of this Agreement will relieve any Party from Liability for any breach or failure to perform under this Agreement occurring prior to the termination of this Agreement, and any Party may sue the other Party in respect of any such breach or failure to perform under this Agreement.

ARTICLE XII.
GENERAL PROVISIONS

SECTION 12.01  Fees and Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including legal fees and the fees and expenses of any financial advisors, incurred in connection with this Agreement and the transactions contemplated hereby will be paid, to the extent incurred by the Purchaser or any of its Affiliates, by the Purchaser, and to the extent incurred by any of Seller Parties or any of their Affiliates, by Parent, whether or not the Closing shall have occurred.

SECTION 12.02  Amendment.  This Agreement may only be amended by the Parties at any time prior to the Closing by an instrument in writing signed by each of the Parties..

SECTION 12.03  Waiver.  Any (a) extension of the time for the performance of any obligation or other act of any Party, (b) waiver of any inaccuracy in the representations and warranties of any Party contained herein or in any document delivered pursuant hereto or (c) waiver of compliance with any agreement of any Party or any condition to its own obligations contained herein will be valid only if set forth in an instrument in writing signed by the Party or parties to be bound thereby.  No failure or delay of any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

SECTION 12.04  Notices.  All notices, requests, Claims and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt as conclusively determined by the date shown on a signed receipt for such notice) by delivery in person, by overnight courier, by registered or certified mail (postage prepaid, return receipt requested) or e-mail pursuant to Section 7.04 to the Parties at the following addresses (or at such other address for a Party as will be specified in a notice given in accordance with this Section 12.04):

if to any of the Seller Parties:

One Boston Scientific Place
Natick, Massachusetts  01760-1537
Facsimile No:  (508) 650-8951
Attention:  General Counsel
E-mail:   paul.sandman@bsci.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY  10022-6069
Facsimile No:  (212) 848-7179
Attention:  Clare O’Brien

if to the Purchaser:

Advanced Bionics Holding Corporation
Mann Biomedical Park
25129 Rye Canyon Loop
Valencia, CA  91355
Facsimile No:   (661) 362-1700
Attention:  President
E-mail:  jeff.greiner@advancedbionics.com

with a copy to :

McDermott Will & Emery LLP
3150 Porter Drive
Palo Alto, California  94304
Fax: (650) 813-5100
Attention:  Mark J. Mihanovic

SECTION 12.05  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 12.06  Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements (including the letter of intent and term sheet, dated May 30, 2007, by and between Parent and Mann, but excluding the Merger Agreement as amended as contemplated in the Amendment Agreement and the Amendment Agreement) and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be assigned by any Party, except that the Seller Parties may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, provided that no such assignment will relieve the assigning Party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 12.07  Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 12.08  Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

SECTION 12.09  Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the laws of the State of New York.  Except as provided in Sections 2.06(b), 3.02(c) and 3.03(b), all actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York.  In the event that jurisdiction is not available in any federal court sitting in the Borough of Manhattan of The City of New York, the Parties agree that all such actions and proceedings will be heard in the state courts of Delaware located in the City of Wilmington.  The Parties  hereby (a) submit to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party (subject to the preceding sentence), and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 12.10  Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the Parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.10.

SECTION 12.11  Arbitration.

(a)  Binding Arbitration.  Any controversy arising under Sections 2.06(b), 3.02(c), or 3.03(b) that the Parties are unable to resolve on their own shall be resolved by binding arbitration administered by JAMS, The Resolution Experts (“JAMS”).  The arbitration shall be conducted before JAMS at one of its New York Resolution Centers in accordance with the JAMS Streamlined Arbitration Rules and Procedures (or such additional or different procedures as the Parties may agree upon or the arbitrator shall require), before a single neutral arbitrator, selected as provided in paragraph (b) below, who shall provide an oath or undertaking of impartiality.  The arbitrator shall have no authority to award any type of relief (e.g., compensatory, consequential, incidental, or punitive damages) other than what is specifically contemplated under Sections 2.06(b), 3.02(c), or 3.03(b), except with respect to reasonable attorneys’ fees and costs as set forth in this Section 12.11.  Each Party will cooperate with the arbitrator and will promptly provide whatever Books and Records and other information the arbitrator requests.  The arbitrator’s resolution shall be rendered in writing within 30 days from the date he or she has accepted his or her appointment (as set forth in subparagraph (b) below) and will include a determination by the arbitrator of which side was the prevailing Party.  The non-prevailing Party will pay all JAMS fees and costs related to resolving the matter and will pay to the prevailing Party all of its reasonable attorneys’ fees and costs incurred in connection with the arbitration.  The arbitrator will resolve any dispute regarding the reasonableness of the prevailing Party’s attorneys’ fees and other costs.  Any matter resolved by the arbitrator pursuant to these procedures described in this Section 12.11 shall be final and binding upon the Parties.

(b)  Selection of Arbitrator.  Promptly following the referral of the Parties’ dispute to JAMS, the referring Party shall request from JAMS a list of six neutral arbitrators from the JAMS New York Resolution Centers with general business and commercial expertise, which list will be sent by JAMS to the referring Party and the second Party to the arbitration.  Within one Business Day following its receipt of that list, the referring Party shall strike one name from the list and provide notice to the second Party of which name has been stricken.  Within one Business Day of receipt of that notice, the second Party shall strike one name from the list and provide notice to the referring Party of which name has been stricken.  The Parties shall continue alternately to strike names from the original list in this fashion until one name remains.  If that individual thereafter accepts the appointment, he or she shall be the arbitrator for purposes of this Section 12.11.  If for any reason he or she is unable or unwilling to accept the appointment, then the last individual stricken will be asked to serve as the arbitrator, and this process will be repeated until an arbitrator is selected.

SECTION 12.12  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By: _______________________________________
Name: ________________________________ Title: ________________________________

BOSTON SCIENTIFIC SCIMED, INC.

By: _______________________________________
Name: ________________________________ Title: ________________________________

ADVANCED BIONICS CORPORATION

By: _______________________________________
Name: ________________________________ Title: ________________________________

ADVANCED BIONICS HOLDING CORPORATION

By: _______________________________________
Name: ________________________________ Title: ________________________________